Exhibit 21.1

LIST OF SUBSIDIARIES

OFS Capital WM, LLC, a Delaware limited liability company.

OFS Funding, LLC, a Delaware limited liability company.

OFS SBIC I GP, LLC, a Delaware limited liability company.

OFS SBIC I, LP, a Delaware limited liability company.